Exhibit 10.20

Form of Amended and Restated Change of Control Agreement

[Executive's Name]
[Job Title]
[Company Address 1]
[Company Address 2]
[City], [State] [Postal Code]
Dear [First Name]:
Precision Castparts Corp. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.
The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.
In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Company is terminated under the circumstances described below subsequent to a “change in control of the Company” (as defined in Section 2). The Company and you have entered into a prior letter agreement regarding change in control severance benefits dated [COC Date]. Upon your signature of this Agreement and execution of this Agreement by the Company, the prior letter agreement shall be amended and restated in its entirety in the form of this Agreement.
1. Term of Agreement. This Agreement shall commence as of May 1, 2011and shall continue in effect through December 31, 2011 provided, however, that commencing on January 1, 2012, and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement (provided that no such notice may be given during the pendency of a potential change in control of the Company, as defined in Section 2); and provided, further, that if a change in control of the Company, as defined in Section 2, shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the month in which such change in control occurred.

2. Change in Control; Potential Change in Control.
(i) No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below. For purposes of this Agreement, a “change in control of the Company” shall be deemed to have occurred if:
(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;
(b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period;
(c) the stockholders of the Company approve a merger or consolidation of the Company with any other company or statutory plan of exchange involving the Company (“Merger”), other than (1) a Merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after the Merger or (2) a Merger effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 20% of the combined voting power of the Company's then outstanding securities; or
(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) or disposition by the Company of all or substantially all of the Company's assets.
Notwithstanding the foregoing, unless otherwise determined by the Board, no change in control of the Company shall be deemed to have occurred if (i) you are a member of a management group which first announces a proposal which constitutes a potential change in control (as defined in this Section 2) which proposal (including any modifications thereof) is ultimately successful or (ii) you acquire an equity interest in the entity which ultimately acquires the Company pursuant to the transaction described in (i) of this paragraph.

(ii) For purposes of this Agreement, a “potential change in control” of the Company shall be deemed to have occurred if:
(a) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in the control of the Company;
(b) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company;
(c) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or a company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by three (3) percentage points or more over the percentage so owned by such person on the date hereof; or
(d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred.
(iii) You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will remain in the employ of the Company until the earliest of (a) a date which is two hundred seventy (270) days from the occurrence of such potential change in control of the Company, (b) the termination by you of your employment by reason of Disability as defined in Section 3(ii), or (c) the date on which you first become entitled under this Agreement to receive the benefits provided in Section 4(iii) below.
3. Termination Following Change in Control.
(i) General. If any of the events described in Section 2 constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 4(iii) upon the subsequent termination of your employment within twenty-four (24) months following the change in control, unless such termination is (a) because of your death or Disability, (b) by the Company for Cause, or (c) by you other than for Good Reason. In the event your employment with the Company is terminated for any reason and subsequently a change in control of the Company occurs, you shall not be entitled to any benefits hereunder.
(ii) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for “Disability.”

(iii) Cause. Termination by the Company of your employment for “Cause” shall mean termination (a) upon the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as defined in Subsection (v)) by you for Good Reason (as defined in Subsection (iv)), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection (iii), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in or not opposed to the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good-faith opinion of the Board you were guilty of conduct set forth above in this Subsection (iii) and specifying the particulars thereof in detail.
(iv) Good Reason. You shall be entitled to terminate your employment for Good Reason provided you give Notice of Termination (as defined in Subsection (v)) no later than ninety (90) days after notice to you of a circumstance constituting Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence after a change in control of the Company of any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination (as defined in Subsection (vi)) specified in the Notice of Termination given in respect thereof:
(a) the assignment to you of any duties inconsistent (except in the nature of a promotion) with the position in the Company that you held immediately prior to the change in control of the Company, or an adverse alteration in the nature or status of your position or responsibilities or the conditions of your employment from those in effect immediately prior to such change in control;
(b) a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all management personnel of the Company and all management personnel of any person in control of the Company;

(c) the Company's requiring you to be based more than fifty (50) miles from the Company's offices at which you are principally employed immediately prior to the date of the change in control except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations;
(d) the failure by the Company to pay to you any portion of your current compensation or compensation under any deferred compensation program of the Company;
(e) the failure by the Company to continue in effect any material compensation or benefit plan in which you participate immediately prior to the change in control of the Company, unless an equitable and reasonably comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than existed at the time of the change in control of the Company;
(f) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, dental, accident, or disability plans in which you were participating at the time of the change in control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of your years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the change in control of the Company;
(g) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or
(h) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (v) hereof (and, if applicable, the requirements of Subsection (iii) hereof), which purported termination shall not be effective for purposes of this Agreement.
For purposes of this Subsection (iv), a good-faith determination of “Good Reason” made by you shall be conclusive. Your right to terminate your employment pursuant to this Subsection (iv) shall not be affected by your incapacity due to physical or mental illness until your employment is terminated pursuant to Subsection (ii).

(v) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
(vi) Date of Termination, Etc. “Date of Termination” shall mean (a) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (b) if your employment is terminated pursuant to Subsection (iii) or (iv) hereof or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given); provided, however, that if within fifteen

(15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding arbitration award; and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection (vi). Amounts paid under this Subsection (vi) are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer. You shall not be obligated to perform any services after the Date of Termination that would prevent the termination of your employment on such Date of Termination from qualifying as a “separation from service” as defined in Treasury Regulations §1.409A-1(h).
4. Compensation upon Termination or During Disability. Following a change in control of the Company, you shall be entitled to the following benefits during a period of disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement:
(i) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Company's disability plan or program or other similar plan during such period, until this Agreement is terminated pursuant to Section 3(ii) hereof. Thereafter, or in the event your employment shall be terminated by reason of your death, your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.
(ii) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.
(iii) If your employment by the Company should be terminated by the Company other than for Cause or Disability or if you should terminate your employment for Good Reason, you shall be entitled to the benefits provided below:
(a) the Company shall pay to you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due;
(b) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, at the time specified in Subsection (v), a lump sum severance payment (together with the payments provided in paragraphs (d), (e) and (f) below, the “Severance Payments”) equal to three (3) times the sum of (1) the greater of (i) your annual rate of base salary in effect on the Date of Termination or (ii) your annual rate of base salary in effect immediately prior to the change in control of the Company and (2) the greater of (i) the average of the last three (3) annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to you preceding the Date of Termination or (ii) your target bonus under the Company's executive performance compensation plans in which you participate for the year in which such change in control occurs;
(c) the Company shall pay to you all legal fees and expenses incurred by you as a result of such termination, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement (other than any such fees or expenses incurred in connection with any such claim which is determined to be frivolous) or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”);
(d) for a thirty-six (36) month period after such termination, the Company shall arrange to provide you with life, accident and health insurance benefits substantially similar to those which you were receiving immediately prior to the change in control of the Company. For purposes of section 409A of the Code, the right to a series of monthly installment payments under this paragraph (d) shall be treated as a right to a series of separate payments. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (d) to the extent that a similar benefit is actually received by you from a subsequent employer during such thirty-six (36) month period, and any such benefit actually received by you shall be reported to the Company;
(e) in addition to the retirement benefits to which you are entitled under the qualified pension plan(s) and any supplemental or excess benefit pension plan(s) maintained by the Company or any of its subsidiaries (collectively, the “Plans”), the Company shall pay you a lump sum, in cash, equal to the actuarial equivalent of a straight life annuity equal to the excess of (i) the retirement pension (commencing at age 65) which you would have accrued under the terms of the Plans (without regard to the limitations imposed by section 401(a)(17) of the Code or any amendment to the Plans made subsequent to a change in control of the Company and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if you were fully vested thereunder and had continued to be employed by the Company (after the Date of Termination) for three (3) additional years and as if you had accumulated three additional calendar years of compensation (for purposes of determining your pension benefits thereunder), each in an amount equal to the amount determined under clause (i) of Subsection (iii)(b) hereof, over (ii) the vested retirement pension (commencing at age 65), which you had then accrued pursuant to the provisions of the Plans. For purposes of this paragraph (e), “actuarial equivalent” shall be determined using the same methods and assumptions used to calculate lump sum distributions under the Precision Castparts Corp. Retirement Plan immediately prior to the change in control of the Company;
(f) should you move your residence in order to pursue other business opportunities within one (1) year after the Date of Termination, the Company will pay you, at the time specified in Subsection (v), an amount equal to the expenses incurred by you in connection with such relocation (including expenses incurred in selling your home to the extent such expenses were customarily reimbursed by the Company to transferred Employees prior to the change in control of the Company) and which are not reimbursed by another employer; and
(g) all options and stock appreciation rights to purchase or acquire shares of Common Stock of the Company held by you immediately prior to the Date of Termination shall become exercisable in full, whether or not otherwise exercisable in accordance with the terms of the employee benefit plans pursuant to which such options and stock appreciation rights were granted, and all restrictions on any restricted stock held by you shall lapse.
(iv) Notwithstanding anything in this Agreement to the contrary, whether or not you become entitled to the Severance Payments, if any of the Severance Payments or any other payment or benefit received or to be received by you in connection with a change in control of the Company or the termination of your employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control of the Company or any person affiliated with the Company or such person) (collectively with the Severance Payments, “Total Payments”) would be subject to the tax (the “Excise Tax”) imposed by section 4999 of the Code (or any similar tax that may hereafter be imposed), the Total Payments payable to you pursuant to this Agreement shall be reduced so that the amount of the Total Payments, as so reduced, is equal to the Capped Payment Amount (as defined below), but only if after such reduction you would receive a greater after-tax benefit than if you had been paid the full amount of the Total Payments. The “Capped Payment Amount” shall equal the amount of the Total Payments, reduced by the minimum amount necessary to prevent any portion of the Total Payments from being a “parachute payment” as defined in section 280G(b)(2) of the Code. For purposes of determining whether you would receive a greater after-tax benefit from the Capped Payment Amount than from the unreduced Total Payments, there shall be taken into account any Excise Tax that would be imposed and all federal, state and local taxes required to be paid or borne by you in respect of the receipt of such payments. The Company shall make all calculations and determinations under this Subsection (iv) (including application and interpretation of the Code and related regulatory, administrative and judicial authorities, the value of any non-cash benefits or any deferred payment or benefit) with the assistance of tax counsel selected by the Company's independent auditors and reasonably acceptable to you; provided, however, that unless otherwise determined by the Company, the benefits payable pursuant to Subsection (iii) shall be reduced in the following order: (b), (e), (f), (c), (d) and (g). The Company shall provide you with a reasonable opportunity to review and comment on the Company's calculations of the Capped Payment Amount. If, after payment of any reduced amount under this Agreement as a result of application of this Subsection (iv), the Capped Payment Amount is, at any time and from time to time, subsequently determined to be greater or less than the amount determined hereunder at the time of termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time), then at the time that the amount of such excess or shortfall is finally determined (a) to the extent the Capped Payment Amount is determined to be greater, the Company shall make an additional payment to you equal to such excess, and (b) to the extent the Capped Payment Amount is determined to be less, you shall repay to the Company the amount of such shortfall, in each case with interest at the discount rate applicable under section 280G(d)(4) of the Code.
(v) The payments provided for in Subsections (iii) and (iv) shall be made not later than the eighth (8th) day following execution by you of the Release of Claims attached as Exhibit A (the “Release of Claims”); provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirty-eighth (38th) day after the Company's receipt of your signed Release of Claims. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable on the fifth (5th) day after demand therefor by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).
(vi) Except as provided in Subsection (iii)(d) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.
5. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits stated in Section 4(iii) of this Agreement, you agree to execute the Release of Claims substantially in the form attached as Exhibit A. If your employment is terminated by the Company other than for Cause or Disability or by you for Good Reason, that Company will deliver a form of Release of Claims to you within five (5) days and you promise, as a condition precedent to receiving the severance benefits stated in Section 4(iii) of this Agreement, to execute and deliver the Release of Claims to the Company within the later of (a) forty-five (45) days after the date you receive the Release of Claims or (b) the last day of your active employment.
6. Successors; Binding Agreement.
(i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to all benefits under Section 4(iii) from the Company in the same amount and on the same terms to which you would be entitled thereunder, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
7. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.
9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect and the invalid or unenforceable provision shall be modified to give effect as nearly as possible to the original intent of the parties.
10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
11. Arbitration.
(i) Any dispute arising out of or relating to this Agreement or a breach thereof, shall be finally and conclusively resolved by arbitration administered by the American Arbitration Association (“AAA”) as modified by this Agreement or the subsequent agreement of the parties. Judgment on the award rendered by the arbitrator may be entered in and enforced by any court having jurisdiction thereof.

(ii) The number of arbitrators shall be one, which person shall be neutral and shall be mutually agreed upon by all parties within thirty (30) days after a written request for arbitration by one party is delivered to all other parties. In the event that the parties cannot agree on an arbitrator, the arbitrator shall be selected within ten (10) days thereafter by the AAA from a list submitted by the parties, with each party having the right to propose two (2) names. If a qualified arbitrator cannot be appointed from the initial list, the process will be repeated every five (5) days thereafter until a qualified arbitrator is selected.
(iii) The place of arbitration shall be Portland, Oregon. Unless otherwise agreed by the parties, the following procedures will be followed in any arbitration between the parties:
(a) Pre-arbitration investigations and depositions shall be conducted expeditiously and, absent a showing of clear need, shall be completed within thirty (30) days after selection of an arbitrator. Unless ordered by the arbitrator to preserve testimony for the hearing, each party shall have the right to take no more than three (3) depositions, each of which shall last a total of no more than two (2) days.
(b) The arbitration hearing shall begin no more than sixty (60) days after the arbitrator is selected and shall be closed no more than sixty (60) days thereafter. The arbitrator's award shall be issued within thirty (30) days after the hearing is closed.
(iv) Either party may make an application to a court of competent jurisdiction for an order enforcing this arbitration agreement or for injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Both parties consent to the jurisdiction of the AAA.
12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

13. Effective Date. This Agreement shall become effective as of the date set forth above. If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely, PRECISION CASTPARTS CORP.

By

Agreed as of the             day
of                         , 2011.

[Executive's Name]